May 11, 1999

               David Beigie                       Jeremy Story
                U S WEST                            U S WEST
             (303) 896-5528                      (303) 965-3235
           dbeigie@uswest.com                  jxstory@uswest.com

U S WEST Shareowners Elect Three Directors,  Approve One Shareowner Proposal,
     Defeat Three Other Proposals

NEW YORK -- U S WEST shareowners meeting here today elected three members of the company's board of directors, ratified the appointment of outside auditors, approved one proposal from shareowners and defeated three others.

Re-elected to serve three years were:

o Hank Brown, president of the University of Northern Colorado and former U.S. Senator from Colorado;

o    George J. Harad, chairman and chief executive officer of Boise Cascade; and

o Marilyn Carlson Nelson, president and chief executive officer of the Carlson Companies, Inc.

Allen F. Jacobson, former chairman and CEO of the 3M Corporation, did not seek re-election, having reached the retirement age for board members of 72.

In other action, shareowners:

o Ratified the appointment of the accounting firm of Arthur Andersen, LLP, as U S WEST's independent auditors.

o    Approved one shareowner proposal that will:

     1)   Require the board to consider the election of all directors each year.

o    Defeated three shareowner proposals that would have:

     1) Discontinued  the company's  Shareowner  Rights Plan;
     2) Limited future compensation if the company changed control; and
     3) Required that two directors be nominated for each opening on the board.

U S WEST (NYSE: USW) provides a full range of telecommunications services -- including wireline, wireless PCS, data networking, directory and information services -- to more than 25 million customers nationally and in 14 western and midwestern states. More information about U S WEST can be found on the Internet at www.uswest.com.

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